Exhibit 99.1

TRIMERIS, INCORPORATED

May 10, 2006

4:00 pm CT

Operator: Good afternoon and welcome to the Trimeris First Quarter 2006 Earnings conference call. This conference may contain projections, estimates and other forward looking statements that involve a number of risks and uncertainties including those discussed in Trimeris filings with the Securities and Exchange Commission.

Among the factors that could cause actual results to differ materially are the following. There is uncertainty regarding the success of our research and development activities, regulatory authorizations and product commercialization.

The results of our previous clinical trials are not necessarily indicative of future clinical trials. Our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects.

For a complete description of these risks see Trimeris Form 10K filed with the Securities and Exchange Commission on March 10, 2006 and the company's periodic reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and current projections.

All the information presented during this call represents management's current judgment on the future direction of the company's business. Such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward looking statements to reflect events or circumstances arriving after the date hereof.

I'll now turn the call over to Mr. Steven Skolsky, Chief Executive Officer.

Steven Skolsky: Thanks for being with us for our First Quarter 2006 Earnings conference call. Joining me today on the call are several members of the Trimeris Senior Management Team. There are four key messages that I want to convey to you today on this call. And I will provide more details surrounding each of them during the course of the call.

First we are very pleased to announce the second straight profitable quarter for the company before option expense and the fourth consecutive profitable quarter for the collaboration. As a result we have strengthened our cash position by $4.5 million this quarter to just over $41.4 million.

Second; strong FUZEON® sales in the first quarter of this year reflect the steady growth in product adoption. As noted in our earlier FUZEON sales call the FUZEON effect, now seen in multiple clinical trials, highlights the unique profile of this drug and its ability to provide not only powerful viral suppression but also to contribute to immune reconstitution. Our commercial success with FUZEON provides a solid foundation for our ability to continue investing in our product pipeline.

Third; we continue to aggressively advance our pipeline of novel Next Generation HIV FUZEON Inhibitor peptides in partnership with Roche. Our scale-up manufacturing and pre-clinical formulation work is on track. We anticipate being able to initiate first-time-in-man studies in 2007.

And finally we reiterate our projections for maintaining profitability for the full year of 2006, including option expense, which is based on our confidence in meeting our 2006 North American FUZEON sales guidance of $140 to $150 million along with prudent management of our R&D and G&A expenses.

Now I'd like to provide you more detail of our financial results. As you already know the expensing of stock options became mandatory for all companies this year. Since the financial results reported for 2005 do not include option expense, I will give our results both before and after these charges.

Before option expense we reported a profit of $643,000 or 3 cents per share on total revenue of $7.4 million compared with a loss of $5.5 million in the same period in the prior year. Including option expense, we reported a loss of $428,000 or 2 cent loss per share. Our cash position as of March 31 2006 was $41.4 million an increase of $4.5 million above our year end 2005 cash position of $36.9 million.

Primary drivers of these improved financial results were increased FUZEON sales in both North America and the rest of world, improvements in our FUZEON cost of goods sold and prudent expense management across all areas of our business.

COGS improved in the first quarter of 2006 compared to the first quarter of 2005 as a result of increased manufacturing efficiencies. And we expect that our COGS will be approximately 40% on average for 2006.

The reduction in our research and development expense compared to the same period last year was derived from a combination of factors including the inclusion of certain FDA mandated post marketing commitments for FUZEON which were concluded this year and careful monitoring of all of our expenditures relative to the strict internal budgets that we've set. The reduction in these expenses was partially offset by modest increases associated with our Next Generation HIV FUZEON Inhibitor Program.

The net effect for the remainder of 2006 will be a modest increase in overall R&D expense compared to 2005. We do not anticipate a considerable ramp-up in our R&D expenses until we've advanced a Next Generation Fusion Inhibitor drug candidate into late-stage phase two clinical studies in the late 2008-2009 time frame. We are confident in our ability to adequately fund this program utilizing the net income we derive from our Roche Collaboration based on the anticipated future growth and worldwide FUZEON sales over the same period.

Let me remind you that all the costs related to R&D activity associated with our Next Generation Fusion Inhibitor candidates are equally shared by our partner Roche, which substantially mitigates our exposure to what would normally be the full cost burden of this R&D Program.

Turning to our commercial and R&D progress as we previously reported FUZEON world wide sales in the first quarter of 2006 grew by 31% over the prior year. FUZEON's unprecedented activity in suppressing HIV replication for the majority of three-class experience patients when used in combination with active boosted protease inhibitors is being increasingly viewed by clinicians as the FUZEON effect. As seen in the TORO, RESIST and POWER studies with over 2,300 patients FUZEON's contribution is clearly different and superior to regimens consisting of oral anti-HIV drugs alone where the majority of three class experienced patients failed to ever achieve full HIV suppression.

Patients that have replicating virus in the presence of anti-viral drugs have an increased potential for developing multi-drug resistant virus as well as rapid disease progression. Beyond these efficacy advantages the immunological improvement seems and achieve with FUZEON further distinguish it from other anti-HIV drugs.

Rapid, dramatic and sustained CD4 cell increases are often seen even if the patient's virus becomes resistant to FUZEON. We have noted this in our TORO studies and more recently this has been reported at other studies at the February 2006 CROI Meeting.

In addition, FUZEON's unique combination of powerful viral suppression and positive impact on immunological improvement has produced dramatic CD4 increases in some patients who received FUZEON as a component of their first line HAART regimen or when FUZEON was substituted for an oral anti-viral in the original drug cocktail due to toxicities or poor compliance issues.

Three such case studies were recently reported by Bourgairt et al. in the Journal AIDS which highlight the dramatic clinical and immunological improvement gene from such first line use of FUZEON containing heart regimens. FUZEON has proven that the FUZEON inhibitor class of antivirals can play a pivotal role in the effective management of HIV.

Our Next Generation Fusion Inhibitor Program is designed to build on the solid foundation established by FUZEON with the goal of dramatically enhancing patient convenience and compliance through once weekly dosing of a highly potent and durable antiviral fusion inhibitor. We believe that a once weekly dosing profile will establish a new paradigm for HIV therapy and will therefore serve as an exceptional partner in combination with any oral HIV antiviral and for treatment of HIV disease at any stage.

At the February 2006 CROI meeting we unveiled the basic properties of TRI-999 and TRI-1144. And we're very pleased at how prominently they featured in post-conference highlights. We have recently initiated large-scale chemical synthesis on both these compounds to support the pre-clinical toxicology studies necessary prior to initiating first-time-in-man studies in 2007 as well as advanced formulation work targeting the once weekly delivery of these peptides.

Successful development of a once weekly Next Generation Fusion Inhibitor will take advantage of the HIV development expertise of both Trimeris and Roche and significantly enriches the unique and innovative platform that we have developed.

Thank you and we will now take your questions.

Operator: Ladies and gentlemen if you would like to ask a question at this time please feel free to press star then the number 1 on your telephone keypad. Star 1 on your touchtone telephone keypad if you have a question at this time. We will pause for just a moment to compile a Q&A Roster.

Your first question comes from Steven Harr with Morgan Stanley.

Steven Harr: Good afternoon. As you look at the margins for the FUZEON Collaborative Agreement with Roche they were better than we would've expected this quarter. Some of this is COGS but is your SG&A coming down as well?

Steven Skolsky: No the SG&A is not coming down Steve but a majority of that is derived from the improvements in COGS that I outlined in the scripted comments.

Steven Harr: And could you walk us through what you think will drive your ability to get a phase - I'm sorry to get the - to reach your guidance? After a $27 million dollar quarter I mean obviously there's some inventory draw down there. But if you look at IMS Scripts they've been relatively flat so far this year.

Where's the growth going to come from?

Steven Skolsky: Yeah, a couple of things. One is I'd first take a look at the absolute numbers both in terms of our unit sales during the first quarter demonstrating a 17% increase over the previous quarter. As far as script are concerned both quarter-on-quarter as well as compared to the prior year, we're showing double digit growth in both new and total script.

That has continued as we moved into the month of April which again is publicly available IMS Data where we showed another robust month of increases in new Rx's and total Rx's that are comparable now to the levels that we saw at it's peak during the Thanksgiving, pre-Christmas Holidays. So I'm encouraged that we've seen both the increase in our kit sales as well as the Rx's.

Even without the benefit of any really sustained high levels of Tipranavir prescriptions which might have been expected in the early part of this year. Likewise we're seeing those levels of sales and prescription trends in the absence of any major push on the R5 front with their investigative programs.

As we move forward into the latter half of the year; clearly TMC-114 is going to be a main driver for this. As we stated during our year-end call -- prognosticating about what to expect during the course of this year -- we expected a sluggish quarter, start to rebound as we get into the second quarter -- and very analogous to what we saw last year -- a ramp-up continuing on through the third and fourth quarters.

In addition to 114 I think we'll see signs that both the Schering program as well as the Pfizer R5 Programs will begin to gain further momentum as they get back on track. And likewise we'll see additional trials of other new agents such as integrase inhibitors which are also able to incorporate FUZEON into optimized background regimens in their protocol designs.

Steven Harr: Great thanks.

Operator: Again ladies and gentlemen if you would like to ask a question, press star then the number 1 on your telephone keypad. Your next question comes from Tim Wilson with Pacific Growth Equities.

Tim Wilson: Good afternoon. Coming back to the profitability of the JV; can you comment on the relative Roche / Trimeris profit split for this quarter and how you see that going out for the rest of the year?

Steven Skolsky: Yeah. From what you're saying after the first quarter will be consistent from quarter-to-quarter in terms of the split. You're seeing a slightly disproportionate share of marketing and sales expenses which is contributing to some of that.

Tim Wilson: Right. Well last year I think it was quite a dramatic shift starting in the high 60's Trimeris to Roche approaching sort of 55-45 in the fourth quarter as you wait for the sales and marketing budget. Are you saying that that is now for this year going to be flatter?

Steven Skolsky: No Tim. It's very consistent with the latter number that you used there; roughly the 55-45, which is what we're seeing consistent throughout this quarter and would expect that through the remainder of this year.

Tim Wilson: Great, thank you. Next question, coming to new reconstitution can you just remind us - of patients that don't get through - let's say they don't get through six months of therapy - still the vast majority of that injection site reaction or is some of it due to the 38 mutation because the product is being used in a failing, suboptimal regimen?

Steven Skolsky: Tim you're fading a little bit on that but I think if I can rephrase your question; Is any failures that we see on therapy - is it related to injection site reactions or the fact that they were initiating therapy on an already failing therapy? Is that correct?

Tim Wilson: Yes correct. But what role does the 38 mutation have in lack of continuation with the product?

Steven Skolsky: I don't know that it would contribute at all to lack of continuation of the product. Two things; one was clearly earlier on in the launch of the product we saw much more use of functional monotherapy, if you will.

Patients who were deep salvage who had run out of their active agents to incorporate into the regimens and were using FUZEON as a single agent - which obviously was not deriving an optimal clinical benefit. As it relates to the V-38 mutation Aguaro defined this very well in his presentation at the CROI Meeting earlier this year contributing to the fact that I think close to 30 to 40% of the patients in that cohort exhibited the V-38 mutation, and many of them showing a rather profound response in terms of CD4 counts as a result of that.

So I think one of the issues that we're really testing right now is, what can we do as you incorporate FUZEON therapy into the regimens to actually maintain what is seen as a beneficial mutation and to continue to see the immunological benefits of those CD4 counts even in the face of perhaps climbing viremia?

Tim Wilson: Alright, thank you very much.

Operator: And as a reminder ladies and gentlemen if you would like to ask a question please feel free to press star and the number 1 on your telephone keypad. Star 1 if you have a question at this time.

And gentlemen I have no further questions on this end at this time.

Steven Skolsky: Well let me conclude with some final remarks. And first I want to thank you all for participating in this Earnings Call. And let me summarize a couple of the key points that I mentioned earlier in our scripted comments.

We're very pleased to have been profitable for the second straight quarter before option expense. And we have strengthened our cash position to just over $41.4 million. FUZEON sales in the first quarter of this year reflect solid, steady growth proving that the FUZEON effect seen in the marketplace is a real and compelling attribute of this novel antiviral agent.

We're continuing to aggressively advance our pipeline of novel next generation compounds TRI-999 and TRI-1144 and we anticipate being able to initiate first-time-in-man studies in 2007.

And finally we reiterate our projections for maintaining profitability for the full year of 2006 even after expensing options.

Thank you very much.

Operator: Ladies and gentlemen this does conclude our conference call for this afternoon. We appreciate your joining. You may now disconnect.

END